Exhibit 10.3

TERM SHEET

This letter sets forth the terms of employment as an “at will” employee that APAC Customer Services, Inc. is prepared to offer Joseph Doolan (“Candidate”).

TITLE:	Vice President - Controller

LOCATION:	Deerfield, Illinois

REPORTS TO:	George Hepburn - Senior Vice President and Chief Financial Officer

BASE SALARY:	$195,000.00 annually ($7,500.00 bi-weekly). This is stated for convenience and is not intended as an annual contract of employment

SIGN-ON BONUS:

$60,000.00 bonus to be paid at Candidate’s six-month anniversary. In the event candidate voluntarily resigns his/her employment within one year of the date employment begins, candidate shall repay the sign on bonus in its entirety.

BONUS:

Candidate is eligible to participate in APAC’s annual Management Incentive Plan (“MIP”) as it exists from year to year. We envision an opportunity of 7.5% - 30% - 60% of Base Salary for threshold-target-maximum performance, respectively. The payout of MIP will depend on APAC meeting its budgeted financial performance and Candidate meeting individual and team performance goals that will be established each year between Candidate and his/her manager.

STOCK OPTIONS:

Subject to approval by the Compensation Committee of the Board of Directors, Candidate shall be granted options to purchase 85,000 shares of APAC common stock priced on the date of such approval. These options will vest at the rate of 20% per year during the next five years of employment.

EFFECTIVE:	January 30, 2006.

BENEFITS:

Employee shall be eligible to participate in benefit plans available to APAC employees as summarized on the Corporate Benefit Plan Summary dated January 1, 2006 which includes; medical, dental vision, life insurance/accidental death and dismemberment, short term and long term disability, flexible spending accounts, 401(k), as well as holidays, vacation, sick days and educational assistance.

AGREEMENT	As a condition of employment Candidate shall sign an appropriate

PROTECTING THE COMPANY’S INTERESTS:	Agreement Protecting Company Interests, a copy of which is enclosed.

OTHER:	Offer contingent upon satisfactory Background check.

OTHER:

Candidate hereby represents and warrants to and with APAC Customer Services, Inc. that Candidate is not subject to any covenants, agreements or restrictions, including, without limitation, any covenants, agreements or restrictions arising out of Candidate’s prior employment or independent contractor relationships, which would be breached or violated by Candidate’s acceptance of this offer of employment or by Candidate’s performance of her/his duties at APAC Customer Services, Inc. Candidate acknowledges that it is APAC Customer Services, Inc.’s express policy and procedure to abstain from the use or disclosure of the trade secrets and proprietary information of third parties, and Candidate hereby expressly covenants that s/he will not, in the performance of her/his duties at APAC Customer Services, Inc., use or disclose the trade secrets or proprietary information of third parties.

AGREED TO:

/s/ Karen Tulloch	1/11/06	/s/Joseph Doolan
Karen Tulloch	(Date)	Joseph Doolan
Senior Vice President, Human Resources		Candidate